FREIT Announces Third Quarter 2024 Results

HACKENSACK, NJ, September 13, 2024 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended July 31, 2024. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2024	2023	2024	2023

GAAP Earnings (Loss) Per Share - Basic and Diluted	$1.98	($0.06)	$1.99	$0.01
AFFO Per Share - Basic and Diluted	$0.18	$0.10	$0.42	$0.40
Dividends Per Share	$0.05	$0.30	$0.15	$0.40

Total Average Residential Occupancy	96.8%	96.8%	96.2%	97.1%
Total Average Commercial Occupancy	51.8%	65.1%	50.9%	65.4%

Results for the Quarter

Total real estate revenue decreased 2% to approximately $7,147,000 for the fiscal quarter ended July 31, 2024 as compared to approximately $7,296,000 for the prior year’s comparable period. The decrease in revenue was primarily attributable to a decrease from the commercial segment of approximately $433,000 primarily driven by a decline in revenue of approximately $363,000 at the Westwood Plaza Shopping Center resulting from Kmart vacating its space in October 2023. The decrease in the commercial segment was offset by an increase from the residential segment of approximately $284,000 primarily driven by an increase in base rents across most properties while the average occupancy rate remained at 96.8%.

Net income (loss) attributable to common equity (“Net Income (Loss)”) was Net Income of approximately $14,791,000 or $1.98 per share basic and diluted for the fiscal quarter ended July 31, 2024 as compared to Net Loss of approximately ($412,000) or ($0.06) per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,711,000 (FREIT’s share is approximately $14,137,000) received in the fiscal quarter ended July 31, 2024. Also contributing to the change in net income was a decline in general and administrative expenses of approximately $630,000 primarily related to costs incurred in the prior year’s comparable period for the implementation of the Shareholder Rights Plan and a loss on sale of the Maryland properties incurred in the prior year’s comparable period of approximately $557,000 (FREIT’s share is approximately $343,000).

(Refer to “Table of Revenue & Net Income (Loss) Components”)

Results for Nine Months

Total real estate revenue increased 1.1% to approximately $21,421,000 for the nine months ended July 31, 2024 as compared to approximately $21,191,000 for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the residential segment of approximately $920,000 driven by an increase in base rents across most properties while the average occupancy rate declined to 96.2% from 97.1% in the prior year’s comparable period. The increase in the residential segment was offset by a decrease from the commercial segment of approximately $690,000 primarily driven by a decline in revenue of approximately $858,000 at the Westwood Plaza Shopping Center resulting from Kmart vacating its space in October 2023 offset by an increase in revenue of approximately $98,000 attributed to the increase in occupancy at the Franklin Crossing Shopping Center to 97.2% from 94.8% in the prior year’s comparable period and an increase in revenue of approximately $99,000 attributed to a lease termination fee received from European Wax at the Wayne Preakness Shopping Center in the current year’s period.

Net Income was approximately $14,812,000 or $1.99 per share basic and diluted for the nine months ended July 31, 2024 as compared to Net Income of approximately $104,000 or $0.01 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,711,000 (FREIT’s share is approximately $14,137,000) received in the fiscal quarter ended July 31, 2024 and a decline in loss on sale of the Maryland properties of approximately $832,000 (FREIT’s share is approximately $459,000).

(Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss) Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2024	2023	Change	2024	2023	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,827	$2,260	$(433)	$5,833	$6,522	$(689)
Residential properties	5,320	5,036	284	15,588	14,669	919
Total real estate revenues	7,147	7,296	(149)	21,421	21,191	230

Operating expenses:
Real estate operating expenses	3,320	3,483	(163)	10,368	10,308	60
General and administrative expenses	929	1,559	(630)	3,752	3,361	391
Depreciation	735	744	(9)	2,249	2,198	51
Total operating expenses	4,984	5,786	(802)	16,369	15,867	502

Financing costs	(1,839)	(2,031)	192	(5,463)	(5,858)	395

Investment income	396	275	121	1,082	682	400

Litigation settlement, net of fees	15,711	—	15,711	15,711	—	15,711

Loss on investment in tenancy-in-common	(96)	(43)	(53)	(143)	(231)	88

Net loss on sale of Maryland properties	—	(557)	557	(171)	(1,003)	832

Net income (loss)	16,335	(846)	17,181	16,068	(1,086)	17,154

Net (income) loss attributable to noncontrolling interests in subsidiaries	(1,544)	434	(1,978)	(1,256)	1,190	(2,446)

Net income (loss) attributable to common equity	$14,791	$(412)	$15,203	$14,812	$104	$14,708

Earnings (loss) per share:
Basic	$1.98	$(0.06)	$2.04	$1.99	$0.01	$1.98
Diluted	$1.98	$(0.06)	$2.04	$1.99	$0.01	$1.98

Weighted average shares outstanding:
Basic	7,458	7,449		7,454	7,438
Diluted	7,462	7,449		7,457	7,444

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $3,101,000 and $8,914,000 for the fiscal quarter and nine months ended July 31, 2024, respectively, from approximately $2,847,000 and $8,143,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties decreased to approximately $756,000 and $2,227,000 for the fiscal quarter and nine months ended July 31, 2024, respectively, from approximately $981,000 and $2,831,000 for the prior year’s comparable periods, respectively.

Financing Update

On December 1, 2023, the mortgage secured by an apartment building located in River Edge, New Jersey came due. Provident Bank extended the initial maturity date of this loan for a 90-day period with a maturity date of March 1, 2024 and further extended this loan for another 60-day period with a new maturity date of June 1, 2024, based on the same terms and conditions of the existing loan agreement. On May 1, 2024, FREIT entered into a loan extension and modification agreement with Provident Bank, effective June 1, 2024, with a then outstanding loan balance of approximately $8.9 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for three years to May 31, 2027, requires monthly installments of principal and interest of approximately $58,016 and is based on a fixed interest rate of 6.75%.

Dividend

The Board of Directors of FREIT declared a third quarter dividend of $0.05 per share on the common stock to holders of record of the shares at the close of business on August 30, 2024. The payment date for the dividend is September 13, 2024. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2024	2023	2024		2023
	(In Thousands Except Per Share Amounts)		(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$16,335	$(846)	$16,068		$(1,086)
Depreciation of consolidated properties	735	744	2,249		2,198
Amortization of deferred leasing costs	26	27	90		67
Distributions to non-controlling interests	(240)	— (b)	(420	)(c)	— (b)
Litigation settlement, net of fees	(15,711)	—	(15,711)		—
Net loss on sale of Maryland properties	—	557	171		1,003
Adjustment to loss on investment in tenancy-in-common for depreciation	363	359	1,088		1,075
FFO	$1,508	$841	$3,535		$3,257

Per Share - Basic and Diluted	$0.20	$0.11	$0.47		$0.44

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $1.2 million and $3.3 million for the fiscal quarter and nine months ended July 31, 2023, respectively, related to the sale of the Damascus and Rotunda properties.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million for the nine months ended July 31, 2024 related to the sale of the Rotunda property.

Adjusted Funds From Operations ("AFFO")

FFO	$1,508	$841	$3,535		$3,257
Deferred rents (Straight lining)	30	15	88		91
Capital Improvements - Apartments	(218)	(117)	(483)		(407)
AFFO	$1,320	$739	$3,140		$2,941

Per Share - Basic and Diluted	$0.18	$0.10	$0.42		$0.40
Weighted Average Shares Outstanding:
Basic	7,458	7,449	7,454		7,438
Diluted	7,462	7,449	7,457		7,444

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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